Exhibit 99.1

Catalyst Biosciences Announces Chief Financial Officer Transition

SOUTH SAN FRANCISCO, Calif. – October 13, 2021 – Catalyst Biosciences, Inc. (NASDAQ: CBIO) today announced that its chief financial officer, Clinton Musil, has resigned for personal reasons effective October 29, 2021. Seline Miller, the Company’s controller, has been promoted to senior vice president, finance and will serve as interim chief financial and principal accounting officer while the Company initiates a search for a successor.

“I would like to thank Clinton for his many contributions as a member of our executive leadership team as we advance several programs in our Protease Medicines platform,” said Nassim Usman, Ph.D., chief executive officer of Catalyst. “We wish Clinton the best in his next endeavor.”

Mr. Musil added, “I am proud to have been part of advancing Catalyst’s Protease Medicines programs and I look forward to following the Company’s progress in the years ahead. I’d like to say thank you to all my fellow employees for their hard work and dedication to the Company’s mission.”

About Catalyst Biosciences, the Protease Medicines company

Catalyst is a research and clinical development biopharmaceutical company focused on addressing unmet medical needs in rare disorders of the complement and coagulation systems. Our protease engineering platform has generated two late-stage clinical programs, including MarzAA, a subcutaneously (SQ) administered next-generation engineered coagulation Factor VIIa (FVIIa) for the treatment of episodic bleeding in subjects with rare bleeding disorders. Our complement pipeline includes a preclinical C3-degrader program licensed to Biogen for dry age-related macular degeneration, an improved complement factor I protease for SQ replacement therapy in patients with CFI deficiency and proteases from our ProTUNE™ C3b-C4b degrader and ImmunoTUNE™ C3a-C5a degrader platforms designed to target specific disorders of the complement or inflammatory pathways as well as other complement programs in development.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include, without limitation, statements about the product candidates of Catalyst Biosciences, Inc. (the “Company”) and the benefits of its protease engineering platform. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risk that clinical trials and pre-clinical studies may be delayed as a result of COVID-19, competitive products and other factors, that clinical trials may not have satisfactory outcomes, that the Company’s complement degraders are not yet in human clinical trials and will require additional manufacturing validation and pre-clinical testing before entering human clinical trials, that the Company may need to raise additional capital, and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2021, the Quarterly Report on Form 10-Q filed with the SEC on August 5, 2021, and in other filings filed from time to time with the SEC. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Ana Kapor

Catalyst Biosciences, Inc.

investors@catbio.com